Exhibit (h)(18)

EXECUTION

AMENDMENT TO ADMINISTRATION AND ACCOUNTING SERVICES

AGREEMENT

This Amendment dated December 14, 2017 is an amendment to the Administration and Accounting Services Agreement between CRM Mutual Fund Trust (the “Fund”) and The Bank of New York Mellon (as assigned from BNY Mellon Investment Servicing (US) Inc. on or about June 30, 2017) (“BNY Mellon”) dated August 1, 2005, as amended (prior to the date hereof the “Current Agreement”).

The effective date of this Amendment is October 1, 2017.

Intending to be legally bound, the Fund and BNY Mellon hereby agree as follows:

1.	The Current Agreement is amended as follows:

(a)        Section 7 of the Current Agreement is hereby amended and supplemented by adding the following paragraph:

“The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Fund (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business contact information of the Fund’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with the Fund. The Fund confirms that it is authorized to consent to the foregoing and that the disclosure and storage of information in connection with the Centralized Functions does not violate any relevant data protection legislation.”

(b)        The first sentence of Section 16(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

EXECUTION

“(a)	Unless terminated earlier pursuant to its terms, this Agreement shall continue through and including October 1, 2018.”

2.	Except as amended herein, the terms and conditions of the Current Agreement remain in full force and effect.

3.

Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement on the date hereof.

4.

Facsimile Signatures; Counterparts. This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

The parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first stated above.

CRM Mutual Fund Trust		The Bank of New York Mellon

By:	/s/ Carlos Leal	By:	/s/ Wayne D. Weaver
Name:	Carlos Leal	Name:	Wayne D. Weaver
Title:	CFO	Title:	Managing Director